Exhibit 99

News Release NYSE: MYE
Contact(s):
Donald A. Merril, Vice President & Chief
Financial Officer (330) 253-5592
FOR IMMEDIATE RELEASE
Max Barton, Director, Corporate Communications
& Investor Relations (330) 253-5592
Myers Industries Announces Date to Report First Quarter 2009
Results & Comments on Expected Earnings
•	Results for the first quarter of 2009 are planned for release April 16, 2009, pre-market.

•	The Company expects to report earnings per share in the range of $0.11 to $0.14, including expenses for restructuring programs. Excluding those expenses, the Company expects earnings per share in the range of $0.21 to $0.24.
April 9, 2009, Akron, Ohio— Myers Industries, Inc. (NYSE: MYE) today announced that it plans to issue its earnings release for the first quarter of 2009 on Thursday, April 16 before the market opens.
Based on preliminary closing data, the Company expects to report first quarter earnings per share in the range of $0.11 to $0.14, including expenses primarily related to restructuring programs. Pricing initiatives, expense controls, raw material costs and benefits from restructuring delivered positive results during the quarter. Excluding expenses related to restructuring programs, the Company expects first quarter earnings per share to be in the range of $0.21 to $0.24.
These expected results compare to earnings per share of $0.25 in the first quarter of 2008.
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported 2008 net sales of $867.8 million. Visit www.myersind.com to learn more.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Factors include: changes in the markets for the Company’s business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.
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1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE